Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

July 14, 2026

by and among

GLUCOTRACK, INC.,

as the Acquiror

GLUCOTRACK MERGER SUB, INC.,

as the Merger Sub

LOKAHI THERAPEUTICS, INC.,

as the Company,

GLUCOTRACK TECHNOLOGIES INC.,

as Operating Sub,

and

PAUL V. GOODE

as the Operating Sub Representative

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 14, 2026, is entered into by and among Glucotrack, Inc., a Delaware corporation (“Acquiror”), Glucotrack Merger Sub, Inc., a Nevada corporation (“Merger Sub” and, together with the Acquiror, the “Acquiror Parties”), Lokahi Therapeutics, Inc., a Nevada corporation (the “Company”), Glucotrack Technologies Inc., a Delaware corporation (the “Operating Sub”), and Paul V. Goode, solely in his capacity as representative for the Operating Sub (the “Operating Sub Representative”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement or as otherwise defined throughout this Agreement.

RECITALS

WHEREAS, the Board of Directors of the Acquiror (the “Acquiror Board”) has determined that it is in the best interest of the Acquiror and its stockholders to consummate the transactions provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, the respective board of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the Laws of its jurisdiction and the respective board of directors have recommended the approval and adoption of this Agreement and the transactions contemplated thereby, including the Merger, by the equity holders of each of Acquiror, Merger Sub and the Company;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company, Operating Sub and Operating Sub Representative agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“2024 Plan” means the Glucotrack, Inc. 2024 Equity Incentive Plan, as amended.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror Disclosure Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” means the bylaws, as amended, of the Acquiror.

“Acquiror Charter” means the certificate of incorporation, as amended, of the Acquiror.

“Acquiror Common Stock” means the common stock, par value $0.001 per share, of the Acquiror.

“Acquiror Disclosure Schedules” means the disclosure schedules of the Acquiror.

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“Acquiror Material Adverse Effect” means any event, change, circumstance or development (each an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have (a) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of Acquiror and Merger Sub, taken as a whole, or (b) a prevention, material delay or material impairment in the ability of Acquiror or Merger Sub to timely consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Acquiror as required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement; or (viii) any event, circumstance, change or effect arising from or related to the exercise of redemption rights by holders of Acquiror Common Stock, except in the cases of clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Charter and Acquiror Bylaws.

“Acquiror Parties” has the meaning specified in the Preamble hereto.

“Acquiror Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Acquiror, having the rights, preferences, privileges, and restrictions set forth in the Certificate of Designation, and issued as part of the Merger Consideration pursuant to Section 3.01(b).

“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).

“Acquiror Stockholder” means a holder of any Acquiror Common Stock.

“Acquiror Stockholder Approvals” means, with respect to each Proposal, the approval obtained by the affirmative vote of the holders of the requisite number of shares of Acquiror Common Stock entitled to vote thereon, as required by applicable Law, the Acquiror Organizational Documents, and the applicable rules of Nasdaq, at the Acquiror Stockholder Meeting duly called and held in accordance with the DGCL and the Acquiror Organizational Documents.

“Acquiror Stockholder Floor” has the meaning specified in Section 3.01(b).

“Acquiror Stockholder Meeting” has the meaning specified in Section 8.02(c).

“Action” means any claim, action, suit, charge, complaint, assessment, audit, investigation, examination, arbitration, inquiry, dispute, litigation, or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, the ownership of voting securities, its capacity as a manager, sole or managing member or otherwise, through one or more intermediaries, where “control” means possession, directly or indirectly, of the power to direct the management and policies of such specified Person.

“Agreement” has the meaning specified in the Preamble hereto.

“Anti-Bribery Laws” has the meaning specified in Section 4.19(a).

“Antitrust Law” means (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, in each case, including the rules and regulations promulgated thereunder, (b) any applicable foreign antitrust Laws and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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“Articles of Merger” has the meaning specified in Section 2.01.

“Assumed Note” has the meaning specified in Section 7.08(f).

“ATM Facility” means an at-the-market equity offering program pursuant to which the Acquiror may, from time to time, issue and sell shares of Acquiror Common Stock through a sales agent, in accordance with and subject to the terms and conditions of a sales agreement, as further described in Section 7.08(h).

“Balance Sheet Date” means March 31, 2026.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, health, medical, welfare, vacation, paid time off, post-termination or retiree health or welfare, fringe or other benefits or remuneration plan.

“Board Recommendation” has the meaning specified in Section 8.02(c).

“Bridge Shares” has the meaning specified in Section 3.01(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CBA” has the meaning set forth in Section 4.11(a)(xiv).

“Certificate of Designation” means the Certificate of Designation of the Acquiror setting forth the rights, privileges, and preferences of the Acquiror Preferred Stock, in substantially the form of Exhibit A attached hereto.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986.

“Common Stock Cap” has the meaning specified in Section 3.01(b).

“Company” has the meaning specified in the Preamble hereto.

“Company Allocation” has the meaning specified in Section 3.01(b).

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to or under which any current or potential liability or obligation is borne by the Company.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the “Common Stock” of the Surviving Corporation.

“Company Disclosure Schedules” means the disclosure schedules of the Company.

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“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company, as currently conducted.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, (a) is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company or (b) the ability of the Company to consummate the Transactions; provided, however that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws or GAAP, (ii) any events or conditions generally affecting any industry or geographic area in which the Company operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by the Company as required by this Agreement, (vi) any Effect attributable to the announcement or execution, pendency or consummation of the Merger or the performance of this Agreement (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers and employees) (provided, that this clause (vi) shall not apply to any representation or warranty in Sections 4.02, 4.03, 4.06 and 4.11 of this Agreement, but subject to the disclosures set forth on Schedules 4.02, 4.03, 4.06 and 4.11), (vii) any failure to meet any projections, forecasts or budgets; provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent the Company is as a whole materially disproportionately affected thereby as compared with other participants in the industry in which the Company operates.

“Company Option” has the meaning specified in Section 3.01(b).

“Company Organizational Documents” means the Existing Company Charter and the Existing Company Bylaws.

“Company Permits” has the meaning specified in Section 4.06(c).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Disclosure Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means all Software with respect to which all Intellectual Property embodied thereby are owned or purported to be owned by the Company.

“Company Stockholder” means, as of any particular time, the holder of Existing Company Stock.

“Company Stockholder Approval” has the meaning specified in Section 6.01(c).

“Confidential Information” means any proprietary or confidential information concerning the Company, Acquiror or the business and affairs of either party or information not already generally available to the public.

“Contracts” means any legally binding contracts, agreements, subcontracts, licenses, leases, and purchase orders.

“Conversion” has the meaning specified in Section 3.04.

“Conversion Deadline” has the meaning specified in Section 7.12.

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“Conversion Effective Time” means the time the Conversion is effective.

“Definitive Proxy Statement” has the meaning specified in Section 8.02(a).

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Effect” has the meaning specified in the definition of “Acquiror Material Adverse Effect.”

“Effective Time” has the meaning specified in Section 2.01.

“ELOC” means an equity line of credit or committed equity purchase facility pursuant to which the Acquiror may, from time to time, direct the purchase of shares of Acquiror Common Stock by a committed purchaser, including pursuant to the ELOC Agreement with Sixth Borough and any other equity purchase agreement entered into after the date hereof with any provider, in each case in accordance with and subject to the terms and conditions of the applicable purchase agreement, as further described in Section 7.08(h).

“ELOC Agreement” means that certain purchase agreement, dated September 11, 2025, as amended, restated, supplemented or otherwise modified from time to time, by and between the Acquiror and Sixth Borough Capital Fund, LP, pursuant to which Sixth Borough Capital Fund, LP has committed to purchase shares of Acquiror Common Stock having an aggregate offering price of up to $20,000,000 from time to time at the Acquiror’s direction, subject to the terms and conditions set forth therein.

“Embargoed Jurisdiction” has the meaning specified in Section 4.19(b).

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means all Laws relating to pollution or protection of the environment (including natural resources), health and safety (to the extent relating to management of or exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Bylaws” means the bylaws of the Company prior to the Effective Time.

“Existing Company Charter” means the amended and restated articles of incorporation of the Company prior to the Effective Time.

“Existing Company Common Stock” means the “Common Stock” of the Company (as defined in the Existing Company Charter).

“Existing Company Preferred Stock” means the “Preferred Stock” of the Company (as defined in the Existing Company Charter).

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“Existing Company Stock” means the Existing Company Common Stock and the Existing Company Preferred Stock.

“Existing Warrants” has the meaning specified in Section 7.08(g).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.05(a).

“Floor True-Up Record Date” means the close of business on the date immediately prior to the Effective Time.

“Floor True-Up Shares” has the meaning specified in Section 3.04(b).

“Form 8-K” has the meaning set forth in Section 8.04(b).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Glucotrack CBGM” means the Glucotrack Continuous Blood Glucose Monitor, a long-term implantable system that continually measures blood glucose levels, featuring a sensor longevity of approximately three (3) years, no on-body wearable component, and minimal calibration requirements.

“Governmental Authority” means any U.S. or foreign federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator or arbitral body (public or private), court, tribunal, or any state-owned or controlled enterprise.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable), (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses, (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (g) obligations under capitalized leases, (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements, (i) any underfunded pension liability, unfunded deferred compensation plan obligations, and post-retirement health or welfare benefits, (j) any unpaid dividends or distributions declared or payable to any Company Stockholder, (k) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (l) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses, and (m) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include Taxes or accounts payable to trade creditors in the ordinary course of business that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

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“Insurance Policies” has the meaning specified in Section 4.20(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (c) copyrights, mask works and designs; (d) internet domain names; (e) trade secrets and other intellectual property rights in know-how, technology, inventions (whether patentable or not), processes, procedures, database rights, confidential business information and other proprietary information and rights; and (f) intellectual property rights in Software.

“Intended Tax Treatment” has the meaning specified in Section 8.03(b).

“Interim Period” has the meaning specified in Section 7.01.

“International Trade Laws” has the meaning specified in Section 4.19(b).

“Issuance Proposal” means the proposal to approve, for purposes of Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d), the issuance of (a) shares of Acquiror Common Stock issuable upon conversion of the Acquiror Preferred Stock pursuant to the Conversion, and (b) the Floor True-Up Shares issuable pursuant to Section 3.04(b), in each case in accordance with the applicable rules and regulations of Nasdaq.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by the Company and/or used in the operation of the Company business.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, Erik Emerson and Erick Frim, and (b) in the case of Acquiror, Paul V. Goode.

“Law” means any statute, law (including common law), act, constitution, treaty, code, ordinance, rule, ruling, regulation or Governmental Order, in each case, of any Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Leased Company Properties” has the meaning specified in Section 4.18(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

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“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.01(b).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Continued Listing Requirements” means (i) Nasdaq Listing Rule 5550(a)(2) which requires listed securities to maintain a minimum bid price of $1.00 per share, and (ii) Nasdaq Listing Rule 5550(b)(1), which requires the Acquiror to maintain stockholders’ equity of $2,500,000.

“Nasdaq Hearings Panel” means the Nasdaq Listing Qualifications Hearings Panel, before which the Acquiror appeared on June 18, 2026, to present its plan to regain compliance with the Nasdaq Continued Listing Requirements.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Open Source Software” means software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and/or an Apache License).

“Operating Business” means the current business of the Acquiror, which is focused on the design, development, and commercialization of novel technologies for people with diabetes, including, but not limited to, the development of the Glucotrack CBGM.

“Operating Sub” has the meaning specified in the Preamble hereto.

“Operating Sub Representative” has the meaning specified in the Preamble hereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and (i) relate to amounts not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record affecting title to real property that do not, individually or in the aggregate, materially interfere with the occupancy or present uses of such real property, (e) non-exclusive licenses of Intellectual Property, (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Company Properties, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

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“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“PIPE Initial Closing” has the meaning specified in Section 7.08(d).

“PIPE Shares” has the meaning specified in Section 3.01(b).

“Post-Closing Period” has the meaning specified in Section 7.08(b).

“Premium Cap” has the meaning specified in Section 7.02(b).

“Press Release” has the meaning set forth in Section 8.04(b).

“Privacy Laws” means any and all Laws applicable to the Company relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.

“Private Placement Offering” has the meaning specified in Section 7.08(d).

“Proposals” means, collectively, the proposals to be submitted to the Acquiror Stockholders at the Acquiror Stockholder Meeting for approval in connection with the Transactions, including the Issuance Proposal and any other proposal that the Acquiror Board determines is necessary or appropriate to submit to the Acquiror Stockholders in connection with the Transactions.

“Proxy Statement” has the meaning specified in Section 8.02(a).

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Registered IP” has the meaning specified in Section 4.15(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, disclosed financial advisors, disclosed lenders, disclosed debt financing sources and consultants of such Person.

“Resale Registration Statement” has the meaning specified in Section 7.11.

“Sanctioned Person” has the meaning specified in Section 4.19(b).

“Sanctions” has the meaning specified in Section 4.19(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, U.S. federal or foreign jurisdiction and the rules and regulations promulgated thereunder.

“Sixth Borough” means Sixth Borough Capital Fund, LP, as the initial provider under the ELOC Agreement.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

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“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities.

“Subsidiary Contribution” has the meaning specified in Section 7.08(e).

“Surviving Corporation” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, environmental, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, unclaimed property or escheat obligation, or other tax, governmental fee, duty, charge, impost, or assessment of any kind whatever in the nature of a tax, whether disputed or not, together with any interest, deficiency, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trading Day” means any day on which shares of Acquiror Common Stock are purchased and sold on Nasdaq.

“Trading Market Approval” has the meaning specified in Section 7.10.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, Acquiror or Merger Sub, whether accrued for or not, in each case in connection with the Transactions contemplated by this Agreement, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) with respect to Acquiror and Merger Sub, any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of the Acquiror or Merger Sub solely as a result or related to (and measured assuming the satisfaction of any other related contingencies such as termination or the passage of time) of the execution of this Agreement or the consummation of the transactions contemplated hereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed with respect thereto). For the avoidance of doubt, no bonus, change-of-control payment, retention or other compensatory payment paid to any manager, officer or employee of the Company shall be a Transaction Expense.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning specified in Section 8.03(a).

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

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Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, waivers and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II

THE MERGER; CLOSING

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the Surviving Corporation following the Merger and shall continue its corporate existence under the laws of Nevada as a wholly owned subsidiary of Acquiror, and the separate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the NRS and evidenced by the articles of merger (the “Articles of Merger”), such Merger to be consummated and effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Articles of Merger (the “Effective Time”).

Section 2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the NRS. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile simultaneously with the execution and delivery of this Agreement. On the Closing Date, the Company, Acquiror and Merger Sub shall cause the Articles of Merger to be executed, acknowledged and filed with the Secretary of State of Nevada as provided in the NRS. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

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Section 2.04 Organizational Documents of the Company and Acquiror.

(a) At the Effective Time, the Existing Company Charter, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter supplemented or amended as provided therein and in accordance with the NRS (subject to Section 7.02).

(b) At the Effective Time, the Existing Company Bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the NRS.

(c) The Acquiror Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(d) The Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

Section 2.05 Directors and Officers of the Companies.

(a) Persons constituting the officers and directors of the Company prior to the Effective Time shall continue to be the officers and directors of the Surviving Corporation, in their respective capacities, until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) Prior to the Effective Time, Acquiror shall take all actions necessary to effect the following, each to be effective as of the Effective Time: (i) the individual serving as chief executive officer of Acquiror immediately prior to the Effective Time shall cease to hold such office; (ii) Erik Emerson shall be appointed as chief executive officer of Acquiror and as a member of the Acquiror Board of Directors and the Acquiror shall assume Mr. Emerson’s existing employment agreement with the Company; (iii) Paul Goode shall be appointed as chief executive officer of the Operating Sub; and (iv) all other officers and directors of Acquiror serving immediately prior to the Effective Time shall continue in their respective positions, until the earlier of their death, resignation, or removal, or until their respective successors are duly appointed.

Article III

EFFECT ON SECURITIES

Section 3.01 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Existing Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Company Common Stock.

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(b) Consideration for All Other Company Capital Stock. At the Effective Time, (i) each share of Existing Company Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a portion of the Merger Consideration, consisting of shares of Acquiror Preferred Stock, as set forth in this Section 3.01(b); and (ii) each holder of such shares shall receive, for each share of Existing Company Common Stock held immediately prior to the Effective Time, a pro rata portion of the Merger Consideration, allocated as follows: (A) a number of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock, such that the aggregate number of shares of Acquiror Common Stock issued to all holders of Existing Company Common Stock shall equal 19.99% of the total number of shares of Acquiror Common Stock issued and outstanding as of the date of this Agreement (the “Common Stock Cap”), with each holder’s allocation rounded down to the nearest whole share; and (B) a number of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Preferred Stock, such that, immediately following the Effective Time, the holders of Existing Company Common Stock collectively hold, on an as-converted to Acquiror Common Stock basis, 90.0% of the total issued and outstanding equity securities of the Acquiror (the “Company Allocation”) (inclusive of the Acquiror Common Stock issued pursuant to clause (A) and calculated on a fully diluted basis, which for purposes of this Section 3.01(b) shall include (w) all shares of Acquiror Common Stock issuable upon the exercise or conversion of any outstanding Acquiror stock options, warrants, convertible notes, or other rights to acquire Acquiror Common Stock, in each case outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Acquiror Option”), (x) all shares of Existing Company Common Stock issuable upon the exercise or conversion of any outstanding Company stock options, warrants, or other rights to acquire Existing Company Common Stock (each, a “Company Option”), treated on an as-converted to Existing Company Common Stock basis immediately prior to the Effective Time, whether or not then vested or exercisable, (y) all shares of Acquiror Common Stock or Acquiror Preferred Stock (on an as-converted basis) issued or issuable to investors in connection with any bridge financing of the Company or the Acquiror consummated at, concurrently with or prior to the Closing (“Bridge Shares”), and (z) all shares of Acquiror Common Stock or Acquiror Preferred Stock (on an as-converted basis) issued or issuable to investors in connection with the Private Placement Offering (“PIPE Shares”); provided, however, that any dilution attributable to the Bridge Shares and the PIPE Shares shall be borne solely by the Company Allocation, such that the Acquiror’s existing stockholders shall, in no event, hold less than ten percent (10.0%) of the total issued and outstanding equity securities of the Acquiror on a fully diluted basis (calculated in accordance with this Section 3.01(b), including Acquiror Options) immediately following the Effective Time (the “Acquiror Stockholder Floor”)). Each Party agrees the PIPE may close after the Closing. If the PIPE Shares are issued after Closing, they will not affect the Acquiror Stockholder Floor and all calculations herein shall be so modified. For the avoidance of doubt, (A) each share of Existing Company Common Stock issuable upon exercise of a Company Option shall be treated as an outstanding share of Existing Company Common Stock solely for purposes of calculating each holder’s pro rata allocation of the Merger Consideration under this Section 3.01(b), (B) each share of Acquiror Common Stock issuable upon exercise or conversion of an Acquiror Option shall be included in the fully diluted share count for purposes of calculating the Acquiror Stockholder Floor and the Company Allocation under this Section 3.01(b), and (C) the Bridge Shares and PIPE Shares shall be deemed issued to holders of Existing Company Stock for purposes of the ownership calculations in this Section 3.01(b). The shares of Acquiror Common Stock and Acquiror Preferred Stock issued to holders of Existing Company Common Stock pursuant to this Section 3.01(b), on an as-converted and fully diluted basis (including Bridge Shares, PIPE Shares, shares underlying Company Options, and shares underlying Acquiror Options, in each case calculated as set forth above), shall collectively represent ninety percent (90.0%) of the equity capital of the Acquiror as of the Closing, subject to the Acquiror Stockholder Floor. For purposes of this Agreement, the shares of Acquiror Common Stock, Acquiror Preferred Stock, and Company Common Stock issued pursuant to this Section 3.01 are collectively referred to as the “Merger Consideration.”

Section 3.02 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Corporation or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger that is properly treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

Section 3.03 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the exchange for Existing Company Common Stock pursuant to Section 3.01(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock.

Section 3.04 Conversion of Preferred Stock.

(a) Within five (5) Business Days after the later of (i) the date on which the Acquiror Stockholder Approvals have been obtained and, (ii) the date on which the Trading Market Approval has been obtained, the Acquiror shall cause the Acquiror Preferred Stock to be converted into the applicable number of shares of Acquiror Common Stock, in accordance with the terms of the Certificate of Designation (the “Conversion”).

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(b) Acquiror Stockholder Floor True-Up.

(i) As of the Floor True-Up Record Date, Acquiror shall, through its transfer agent, establish and maintain a record of each holder of Acquiror Common Stock and the number of shares of Acquiror Common Stock held by each such holder as of such date (the “Floor True-Up Record”). The Floor True-Up Record shall serve as the sole basis for determining entitlements to the Floor True-Up Shares, if any, pursuant to this Section 3.04(b), and no transfer of Acquiror Common Stock occurring after the Floor True-Up Record Date shall affect any such entitlement.

(ii) Simultaneously with the Conversion, Acquiror shall calculate: (A) the total number of shares of Acquiror Common Stock that would be outstanding immediately following the Conversion, on a fully diluted basis in accordance with the methodology set forth in Section 3.01(b) and excluding any shares to be issued pursuant to this Section 3.04(b) (the “Post-Conversion Diluted Count”); and (B) the aggregate number of shares of Acquiror Common Stock reflected in the Floor True-Up Record (the “Existing GCTK Count”).

(iii) If the Existing GCTK Count represents less than 10.0% of the Post-Conversion Diluted Count, then, simultaneously with and as a condition to the Conversion, Acquiror shall issue to each holder reflected in the Floor True-Up Record, pro rata in proportion to their respective holdings of Acquiror Common Stock as reflected therein, an aggregate number of additional shares of Acquiror Common Stock (the “Floor True-Up Shares”) equal to the number obtained by: (1) multiplying the Post-Conversion Diluted Count by 10.0%; (2) subtracting the Existing GCTK Count from the product obtained in clause (1); and (3) dividing the remainder obtained in clause (2) by 90.0%. If the foregoing calculation yields zero or a negative number, no Floor True-Up Shares shall be issued. The Floor True-Up Shares constitute an adjustment to the consideration paid in connection with the Merger and shall not be characterized or treated as a dividend or distribution for any purpose under this Agreement or the Acquiror Organizational Documents.

(iv) No later than five (5) Business Days prior to the anticipated Conversion Effective Time, Acquiror shall instruct its transfer agent to (A) prepare the Floor True-Up Record, (B) calculate the Floor True-Up Shares in accordance with Section 3.04(b)(ii) and Section 3.04(b)(iii), and (C) process the issuance of the Floor True-Up Shares, if any, through the facilities of The Depository Trust Company in accordance with its customary procedures for share distributions, using the Floor True-Up Record Date as the record date and the Conversion Effective Time as the payable date. Acquiror shall deliver written notice of the anticipated Conversion Effective Time to the Company no later than ten (10) Business Days prior thereto to facilitate the foregoing.

(v) The Floor True-Up Shares shall be deemed included within the definition of “Merger Consideration” solely for purposes of Section 7.11 (Registration Statement), and Acquiror shall use its reasonable best efforts to include the Floor True-Up Shares in the Resale Registration Statement to the extent required under applicable Securities Laws.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

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Section 4.01 Organization, Standing and Corporate Power.

(a) The Company is a corporation, duly incorporated, and validly existing under the laws of the State of Nevada and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect. The Company Organizational Documents, as amended to the date of this Agreement and that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in material default under or in material violation of any provision thereunder.

Section 4.02 Corporate Authority; Approval; Non-Contravention.

(a) Including the Company Stockholder Approval, the Company has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general equitable principles (the “Enforceability Exceptions”)).

(b) The execution, delivery and performance of this Agreement and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract to which any member of the Company is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except as disclosed on Schedule 4.02(b) of the Company Disclosure Schedules.

Section 4.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation of the Transactions, except for such consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.04 Capitalization.

(a) Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding Equity Securities (including notes and other securities convertible into Equity Securities) of the Company and the Equity Securities held by each such holder as of the date hereof. Each of the outstanding Equity Securities of the Company (1) is duly authorized, validly issued, fully paid and nonassessable, (2) was issued in compliance in all material respects with applicable Laws, and (3) was not issued in breach or violation of any preemptive rights or Contract. The Company’s Subsidiaries are set forth on Schedule 4.04(a).

(b) Except as set forth in Schedule 4.04(b) of the Company Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate the Company to issue or to sell any Equity Securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any Equity Securities of the Company or to vote with the Company Stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b) of the Company Disclosure Schedules, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its Equity Securities.

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(c) The Company Common Stock to be issued by the Company in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable under the NRS, and will not be subject to any preemptive rights, free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the Existing Company Charter).

Section 4.05 Financial Statements; Internal Controls.

(a) The audited statements of financial position, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows of the Company for the year ended December 31, 2025 (collectively, the “Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as at the Balance Sheet Date, except as otherwise noted therein.

(b) The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(c) The Company and, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company, has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof. The financial statements, when delivered by the Company for inclusion in the Information Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

Section 4.06 Compliance with Laws.

(a) The Company is conducting and has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.

(b) The Company has not received any written notice (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any material action to ensure compliance with any such applicable Law.

(c) The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, accreditations, waivers, identification numbers, exemptions of, or filings or registrations (excluding Intellectual Property registrations and certifications) with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending before or, to the Knowledge of the Company, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

Section 4.07 Absence of Certain Changes or Events. Since the Balance Sheet Date and through the date hereof, and except as expressly set forth on Schedule 4.07 or as required by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course (and in a manner consistent with past practice), and (b) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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Section 4.08 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements or the notes thereto, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.08, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, contingent or otherwise required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice.

Section 4.09 Information Supplied. The information supplied in writing by the Company for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

Section 4.10 Litigation.

(a) Except as set forth on Schedule 4.10(a) of the Company Disclosure Schedules, there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, the Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.11 Contracts.

(a) Schedule 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list as of the date hereof of the following types of Contracts to which the Company is a party or is bound (other than any Contracts under which the Company does not have any continuing or potential liability and the Lease Documents set forth on Schedule 4.18(c) of the Company Disclosure Schedules, Contracts set forth on Schedule 4.25 of the Company Disclosure Schedules, Company Benefit Plans set forth on Schedule 4.12(a)) (all such Contracts set forth on Schedule 4.11(a) of the Company Disclosure Schedules, or which are required to be so disclosed, the “Material Contracts”):

(i) each Contract with consideration paid or would reasonably be expected to be payable to the Company of more than $100,000, in the aggregate, over any twelve (12)-month period;

(ii) all distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company;

(iii) all Contracts (excluding Contracts for employment) with management and consultants;

(iv) all bonus and commission plans of the Company with a reasonably expected value in excess of $100,000 in any 12-month period;

(v) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company to which the Company is a party;

(vi) all Contracts evidencing Indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a Lien on any of the property or assets of the Company;

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(vii) all partnership, joint venture or similar agreement or arrangement, including as may be provided in any letter of intent, memorandum of understanding or agreement in principle;

(viii) all Contracts, including any grant agreements with any economic development corporation, with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix) all Contracts that (a) limit, or purport to limit, in any material respect, the ability of the Company to compete in any line of business or material business activity or with any Person or in any jurisdiction or during any period of time, excluding customary non-solicitation obligations entered into in the ordinary course of business and confidentiality agreements and agreements that contain customary confidentiality clauses, and (b) that impose “most favored nations” or “most favored supplier” restrictions;

(x) all Contracts that result in any Person or entity holding a power of attorney from the Company;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $100,000, or any guarantee of third party obligations in excess of $100,000, or any letters of credit, performance bonds or other credit support for the Company;

(xiii) all Contracts for the employment or engagement of any employee, officer, director or other individual service provider that (A) provide for annualized base compensation in excess of $200,000 or (B) are not terminable by the Company on no more than 30 days’ notice and without liability to or financial obligation by the Company;

(xiv) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(xv) Contracts which involve the license or grant of rights under any Intellectual Property owned by a third party to the Company, or under Company Intellectual Property by the Company to a third party, excluding (A) nondisclosure agreements entered into in the ordinary course of business by the Company; (B) licenses of commercially available and/or off-the-shelf Software (including Software provided as a service) or other standard or commercially available Intellectual Property licensed under shrinkwrap, clickwrap, online terms of use or service or other standard license terms with an aggregate annual license cost of $100,000 or less; (C) Contracts between the Company and its customers entered into in the ordinary course of business in which Company Intellectual Property is licensed on a non-exclusive basis; (D) invention assignment and confidentiality agreements between the Company and its employees and/or independent contractors entered into by the Company in the ordinary course of business on the standard form(s) of such Contract(s) made available to Acquiror; (E) Contracts between the Company and its vendors or suppliers entered into in the ordinary course of business in which the Company has granted a license to the supplier or vendor (i) to use the Company’s trademarks, service marks, or other source identifiers for purposes of indicating that the Company is a customer of the vendor or supplier; (ii) to use feedback, suggestions or ideas provided by the Company to the vendor or supplier; or (iii) to use any Company Intellectual Property for purposes of providing goods or services to or as directed by the Company, and (F) Contracts under which the license or grant of rights is merely incidental to the transaction(s) contemplated by such Contract;

(xvi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

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(xvii) all Contracts for the development of Intellectual Property for the benefit of the Company (other than invention assignment and confidentiality agreements entered into with employees and contractors of the Company that have provisions relating to confidentiality and assignment of Intellectual Property that are materially similar to the confidentiality and Intellectual Property assignment provisions set forth in the standard form(s) of such agreement(s) used by the Company and made available to Acquiror); and

(xviii) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner).

(b) Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedules, the Company (i) is not, nor has it received written or, to the Knowledge of the Company, oral notice that any other party to any Material Contract is, except as such may be limited the Enforceability Exceptions, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a written notice to terminate delivered or communicated in accordance with the terms of any Material Contract, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company, taken as a whole. Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedules, there is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not be material and adverse to the Company, taken as a whole.

Section 4.12 Employee Benefits.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the current plan document, including all amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with all summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the related insurance policies, trust agreements or other funding arrangements, and (vii) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and is in material compliance with all applicable Laws. There is no pending or, to the Knowledge of the Company, threatened, Action or claim relating to or against any Company Benefit Plans (other than routine claims for benefits). Except as would not result in material liability to the Company, all contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualification or tax exemption of any such Company Benefit Plan. The Company has not incurred (whether or not assessed) any material Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There is no material unpaid liability for any nonexempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

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(c) No Company Benefit Plan is, or was, and neither the Company nor any of its ERISA Affiliates sponsor, maintains, contributes to (or is required to contribute to), or has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or a plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than (A) as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full premium cost of coverage or which is paid pursuant to a government subsidy, (B) coverage through the end of the month of termination of employment or service (to the extent permitted under the terms of the applicable Company Benefit Plan), (C) disability benefits attributable to disabling events occurring at or prior to termination of employment or service, (D) death benefits attributable to deaths occurring at or prior to termination of employment or service, or (E) benefits in the nature of severance pay pursuant to a Company Benefit Plan set forth on Schedule 4.12(a). The Company does not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414(b), (c), (m) or (o) of the Code.

(d) Except as set forth on Schedule 4.12(d) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby, (alone or in conjunction with any other event that would not, standing alone, trigger such payment of benefit) would result in (i) any entitlement by any current or former employee or individual service provider of the Company to any compensation or benefit, or (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of the Company. Neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby (alone or in conjunction with any other event) could result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(f) The Company does not have any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

Section 4.13 Labor and Employment.

(a) Schedule 4.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all current employees of the Company, as of a date not more than five (5) days before the Closing Date, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) the term of their employment (indefinite or definite). As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees for services performed on or prior to the date hereof, has been paid in full.

(b) Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedules, (i) there are no material Actions pending or, to the Knowledge of the Company, threatened in writing against the Company alleging violations of any Law pertaining to labor relations or employment matters, by any of their respective current or former employees, which Actions would be material to the Company, taken as a whole; (ii) the Company is not, nor has the Company been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the Knowledge of the Company, is there a union organizing campaign in progress with respect to any such employees; (iii) there are no unfair labor practice complaints pending against the Company before any Governmental Authority; and (iv) for the past two (2) years there has not been, nor, to the Knowledge of the Company, has there been threatened in writing, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material labor dispute affecting any employees of the Company.

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(c) The Company is, and for the last two (2) years has been, in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company. To the Knowledge of the Company, no current employee of the Company with annualized base compensation at or above $250,000, has given notice to the Company that the employee intends to terminate his or her employment prior to the one-year anniversary of the Closing.

(e) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other unlawful discrimination or unlawful retaliation, complaints made by or against employees of the Company, in each case in connection with their employment with the Company, of which it has been made aware in the past two (2) years. With respect to each such complaint to the extent warranted based on the Company’s investigation, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such complaints and, to the Knowledge of the Company, there are no such complaints relating to officers, directors, employees, contractors, or agents of the Company relating to their employment with or service to the Company, that, if known to the public, would bring the Company into material disrepute.

(f) Except as would not result in material liability for the Company, in the past two (2) years the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

Section 4.14 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company is not a party to, bound by or otherwise obligated under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

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(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f) The Company does not have material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(g) The Company does not have any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to Acquiror true, correct, and complete copies of the income Tax Returns filed by the Company for tax years through 2025.

(i) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) No Governmental Authority has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company except for Permitted Liens.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company: (A) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (B) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized, and (C) is not otherwise subject to taxation in a country other than the country in which it is organized.

(n) The Company is in compliance in all material respects with applicable transfer pricing Laws.

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Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) of the Company Disclosure Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and (iv) registered domain names, in each case that are owned by the Company (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance, and registrar. The Company exclusively owns all right, title, and interest in and to the Registered IP, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, the Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, has not been held invalid by any Governmental Authority and is enforceable, in each case, except as would not be material and adverse to the Company, taken as a whole.

(b) The Company solely and exclusively owns all right, title, and interest in and to or is licensed to use or otherwise has the right to use all Intellectual Property used in or necessary to the conduct of the business of the Company as currently conducted, except as would not be material and adverse to the Company, taken as a whole. All Owned Intellectual Property and Intellectual Property licensed to the Company by a third party that is used in or necessary to the conduct of the business of the Company as currently conducted shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially the same as those under which any Company owned or used such Intellectual Property immediately prior to the Closing, in each case, except as would not be material and adverse to the Company, taken as a whole.

(c) Except as set forth on Schedule 4.15(c) of the Company Disclosure Schedules, to the Knowledge of the Company (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate any third-party Intellectual Property, except as would not be material and adverse to the Company, taken as a whole, and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated any material Owned Intellectual Property.

(d) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property, in the case of each of clause (i) and (ii), except as would not be material and adverse to the Company, taken as a whole.

(e) Reserved.

(f) The Company has not received any funding of any university or other educational or research center or Governmental Authority. No such university, educational or research center, or Governmental Authority has any rights in or to any Owned Intellectual Property or, to the Knowledge of Company, any other Intellectual Property used in or necessary for the business of the Company as currently conducted.

(g) To the Knowledge of the Company, none of the Company Software is developed, used, distributed or modified under any Open Source Software license in a manner which has or would require any disclosure, licensing or distribution of the source code of any such Company Software to any Person, other than the applicable Open Source Software. To the Knowledge of the Company, the Company has complied, and currently complies, in all material respects with the terms of all applicable Open Source Software licenses.

(h) The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets owned by the Company.

Section 4.16 Data Protection.

(a) The Company (i) has been in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or, to the Knowledge of the Company, investigations by any Governmental Authority relating to Privacy Laws. The Company has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole.

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(b) The Company has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole. To the Knowledge of the Company, no individual has been awarded compensation from the Company under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company is bound, except as would not be material and adverse to the Company, taken as a whole.

Section 4.17 Information Technology.

(a) The IT Systems: (i) operate and perform in material accordance with the requirements of the Company for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company, taken as a whole.

(b) The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used in the operation of the business of the Company from any unauthorized use, access, interruption, or modification. Such IT Systems are sufficient for current needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Systems include a sufficient number of license seats for all Software licensed by the Company from third parties as necessary for the usage of such Software in the operation of the business of the Company as currently conducted.

(c) To the Knowledge of the Company, there have been no unauthorized intrusions, failures, breakdowns, security breaches, continued substandard performance, or other adverse events affecting any such IT Systems that have caused any substantial disruption of or interruption in or to the use of such IT Systems or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

Section 4.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.18(b) of the Company Disclosure Schedules contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company as of the date of this Agreement (the “Leased Company Properties”). The Company is the sole legal and beneficial owner of a leasehold or subleasehold interest in, or other right to possess or occupy, the Leased Company Properties.

(c) Schedule 4.18(c) of the Company Disclosure Schedules contains a complete and accurate list of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or acceleration of rent under such Lease Document, by the Company or, to the Knowledge of the Company, any other party thereto.

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(d) Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is legal, valid, binding and enforceable against the Company that is a party to such Lease Document and, to the Knowledge of the Company, any other party to such Lease Document. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears thereunder due and payable by the Company.

(e) To the Knowledge of the Company, there exist no restrictions, covenants or encumbrances which encumber any of the Leased Company Properties and which prevent any of the Leased Company Properties from being used now or in the future for their current use or would prevent, or require consent from a third party as a result of, the consummation of the transactions contemplated by this Agreement or which would be material and adverse to the Company, taken as a whole.

(f) The Company has not, at any time, given any covenant or entered into any agreement in respect of any leasehold real property other than the Leased Company Properties in respect of which any material contingent liability of the Company remains as of the date of this Agreement. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein.

(g) As of the date of this Agreement, to the Knowledge of the Company, there are no material outstanding Actions to which the Company is a party in respect of any of the Leased Company Properties, other than nondelinquent real property assessments affecting the Leased Company Properties. As of the date of this Agreement, the Company’s possession and quiet enjoyment of the Leased Company Property under each Lease Document is not materially disturbed.

Section 4.19 Anti-Bribery; Trade Controls Compliance.

(a) Anti-Bribery. The Company and each of its managers, officers, directors, employees, and to the Knowledge of the Company, agents, and any other Person acting on their behalf, (i) are and have been, in compliance with the anti-bribery Laws and anti-corruption Laws of each jurisdiction in which the Company operates or has operated, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Bribery Laws”), and (ii) have not paid, given, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official or other Person, for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. Except as set forth on Schedule 4.19(a) of the Company Disclosure Schedules, the Company is not subject, and has not been subject, to any Actions or made any disclosures, voluntary or otherwise, to any Governmental Authority relating to the Anti-Bribery Laws.

(b) Trade Control Compliance. To the Knowledge of the Company, the Company is and has been, in compliance in all respects with all applicable international trade control compliance Laws, including but not limited to: (i) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State (“Sanctions”); (ii) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (iii) U.S. Laws governing the importation of goods, including laws administered by U.S. Customs and Border Protection; and (iv) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, the “International Trade Laws”). None of the Company and its directors or director equivalents, members, officers, employees, or to the Knowledge of the Company, agents, representatives or other Persons acting on behalf of the Company, (a) have been the target of Sanctions, (b) are located, organized, or ordinarily resident in a jurisdiction subject to comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each, an “Embargoed Jurisdiction”), or (c) are owned fifty percent (50%) or more, directly or indirectly, individually or in the aggregate, by Persons described in clause (a) or (b) (collectively, a “Sanctioned Person”). To the Knowledge of the Company, the Company has not engaged in any unlawful dealings or transactions, directly or indirectly, with any Sanctioned Person. The Company is not subject, and has not been subject, to any Actions, or made any disclosures to any Governmental Authority, involving the Company relating to the International Trade Laws. The Company has implemented and administered internal controls, policies and procedures that are reasonably designed to promote compliance with International Trade Laws.

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Section 4.20 Insurance.

(a) Schedule 4.20(a) of the Company Disclosure Schedules sets forth a true and complete list of the material current insurance policies or binders maintained by the Company (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that would reasonably be expected to give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company has not received any written or oral notice of cancellation of, a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.21 Competition Regulation. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, the Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not a party to any agreement or arrangement with a Governmental Authority under any Antitrust Laws in any jurisdiction in which the Company has assets or carries on or intends to carry on business.

Section 4.22 Environmental Matters. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(a) the Company is in material compliance in all respects with all Environmental Laws and all material Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Leased Company Properties, which Company Permits have been obtained by the Company and are current and valid, except as such Company Permit would not be material to the Company’s business, taken as a whole;

(b) there are no Actions or Governmental Orders pending, or to the Knowledge of the Company, threatened, against the Company, nor, to the Knowledge of the Company, has the Company received any written notification of or otherwise been made aware of, any actual or alleged violation of, or liability under, Environmental Laws;

(c) the Company (or to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company) has not manufactured, generated, treated, stored, disposed or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material under circumstances or in quantities that violate Environmental Laws or which would reasonably be expected to give rise to liability for the Company pursuant to Environmental Laws; and

(d) the Company has furnished to the Acquiror copies of all material environmental reports, assessments and audits in its possession or reasonable control relating to the Company’s compliance with Environmental Laws or the environmental condition of the real property operated or leased by the Company in connection with its business.

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Section 4.23 Reserved.

Section 4.24 Brokers. Except as set forth on Schedule 4.24 of the Company Disclosure Schedules, no broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25 Affiliate Agreements. Except as set forth on Schedule 4.25 of the Company Disclosure Schedules, the Company is not party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of the Acquiror, Merger Sub or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

Section 4.26 Reserved.

Section 4.27 No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, each of the Company, its Affiliates and each of their respective Representatives has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions. The Company hereby acknowledges and agrees with the statements and provisions set forth in Section 5.18.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or before the date of this Agreement (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub, jointly and severally, represents and warrants to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power.

(a) Each of Acquiror and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as now being conducted. Merger Sub has no assets or operations other than those required to effect the Transactions contemplated hereby. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have an Acquiror Material Adverse Effect.

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(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Law of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(c) Acquiror has provided to the Company a true, complete and correct copy of the Acquiror Organizational Documents and the articles of incorporation and bylaws of Merger Sub and there are no other Contracts which would amend, supplement or relate to the subject matters described in the Acquiror Organizational Documents or the articles of incorporation and bylaws of Merger Sub.

Section 5.02 Corporate Authority; Approval; Non-Contravention; Government Approvals.

(a) Each of Acquiror and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery by Acquiror or Merger Sub of this Agreement or the consummation of the Transactions contemplated by this Agreement except for (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated hereby, (ii) filing of the Certificate of Designation, (iii) filing of the Articles of Merger or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have an Acquiror Material Adverse Effect.

Section 5.03 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no notices have been received by either Acquiror or Merger Sub from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

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Section 5.04 Employee Benefit Plans. Except as disclosed on Schedule 5.04 of the Acquiror Disclosure Schedules, neither Acquiror nor Merger Sub maintains or contributes to any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.05 Indebtedness. As of the date hereof, Acquiror has no Indebtedness other than as set forth on Schedule 5.05 of the Acquiror Disclosure Schedules, which sets forth a true, correct and complete list of all outstanding Indebtedness of Acquiror as of the date hereof (including, for each item of Indebtedness, the outstanding principal amount, accrued and unpaid interest, and the identity of the lender or counterparty). Except as set forth on Schedule 5.05 of the Acquiror Disclosure Schedules, Acquiror does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any Indebtedness.

Section 5.06 Taxes.

(a) Each of Acquiror and Merger Sub is and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.

(b) Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each of Acquiror and Merger Sub, as applicable, has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(d) No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There is no Tax audit, examination or other Action of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(g) Acquiror and Merger Sub do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(h) Acquiror and Merger Sub will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

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(i) There are no Liens for Taxes on any assets of either Acquiror or Merger Sub other than Permitted Liens.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where Acquiror and Merger Sub do not file Tax Returns that Acquiror or Merger Sub is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) Neither Acquiror or Merger Sub has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l) The Acquiror is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(m) The Merger Sub has been formed solely for the purpose of effecting the transactions contemplated under this Agreement and has not engaged in any activity other than activity consistent with this purpose.

(n) Neither Acquiror nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) To the Knowledge of Acquiror, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.07 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.07, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

Section 5.08 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. As disclosed in the Acquiror SEC Reports, Acquiror’s principal executive officer and principal financial officer have concluded that such disclosure controls and procedures were not effective as of March 31, 2026. Except as disclosed in the Acquiror SEC Reports, there has been no change in Acquiror’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Acquiror’s internal control over financial reporting.

(c) Except as disclosed in the Acquiror SEC Reports, Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). As disclosed in the Acquiror SEC Reports, Acquiror’s management has identified material weaknesses in Acquiror’s internal control over financial reporting. Except as so disclosed, such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as disclosed in the Acquiror SEC Reports, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in Acquiror’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or Acquiror’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(f) Acquiror does not have any past due liability relating to the PCAOB issuer accounting support fee.

(g) As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities; Absence of Changes.

(a) There is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had an Acquiror Material Adverse Effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Except as disclosed in the Acquiror SEC Reports, other than Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Reserved.

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(d) There is no liability, debt or obligation against Acquiror or Merger Sub, except for (i) liabilities and obligations reflected or reserved for on Acquiror’s consolidated balance sheet as of March 31, 2026, or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of March 31, 2026, in the ordinary course of the operation of business of the Acquiror and Merger Sub (other than any such liabilities as are or would be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.09(d) of the Acquiror Disclosure Schedules.

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.10 Information Supplied; Proxy Statement. None of the information supplied or to be supplied by the Acquiror or Merger Sub for inclusion in the Proxy Statement (together with any amendments or supplements thereto) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time such information is filed, submitted or made publicly available with the SEC; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.

Section 5.11 Litigation. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or, to the Knowledge of the Acquiror, any director, officer or employee of the Acquiror (in their capacity as such) and since the Acquiror’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by Acquiror against any other Person.

Section 5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives)) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

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Section 5.13 Capitalization.

(a) Except as disclosed in Schedule 5.13(a), the capitalization of the Acquiror is as set forth in the Acquiror SEC Reports.

(b) All of the issued and outstanding Equity Securities of Merger Sub and Operating Sub are held by Acquiror as of the date of this Agreement. All outstanding Equity Securities of Merger Sub and Operating Sub are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

Section 5.14 Nasdaq Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Capital Market tier of Nasdaq under the symbol “GCTK.” Except as disclosed in the Acquiror SEC Reports or on Schedule 5.14, Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 5.15 Affiliate Agreements. Except as disclosed in the Acquiror SEC Reports, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

Section 5.16 Anti-Bribery; Economic Sanctions.

(a) Since their respective dates of incorporation, Acquiror and Merger Sub have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither Acquiror nor Merger Sub, nor to the Knowledge of the Acquiror, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(b) Neither Acquiror nor Merger Sub are Sanctioned Persons or located, organized, or ordinarily reside in an Embargoed Jurisdiction.

(c) Acquiror and Merger Sub maintain in effect written policies, procedures and internal controls, including an internal controls system, that are reasonably designed to promote compliance with applicable International Trade Laws and Anti-Bribery Laws.

Section 5.17 Labor and Employment.

(a) Reserved.

(b) Except as set forth on Schedule 5.17(b) of the Acquiror Disclosure Schedules, (i) there are no material Actions pending or, to the Knowledge of the Acquiror, threatened in writing against the Acquiror alleging violations of any Law pertaining to labor relations or employment matters, by any of their respective current or former employees, which Actions would be material to the Acquiror, taken as a whole; (ii) the Acquiror is not, nor has the Acquiror been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Acquiror, nor, to the Knowledge of the Acquiror, is there a union organizing campaign in progress with respect to any such employees; (iii) there are no unfair labor practice complaints pending against the Acquiror before any Governmental Authority; and (iv) for the past two (2) years there has not been, nor, to the Knowledge of the Acquiror, has there been threatened in writing, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material labor dispute affecting any employees of the Acquiror.

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(c) The Acquiror is, and for the last two (2) years has been, in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Knowledge of the Acquiror, no current or former employee or independent contractor of the Acquiror is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Acquiror; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Acquiror. To the Knowledge of the Acquiror, no current employee of the Acquiror with annualized base compensation at or above $250,000, has given notice to the Acquiror that the employee intends to terminate his or her employment prior to the one year anniversary of the Closing.

(e) The Acquiror has promptly, thoroughly and impartially investigated all sexual harassment, or other unlawful discrimination or unlawful retaliation, complaints made by or against employees of the Acquiror, in each case in connection with their employment with the Acquiror, of which it has been made aware in the past two (2) years. With respect to each such complaint to the extent warranted based on the Acquiror’s investigation, the Acquiror has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Acquiror does not reasonably expect any material liabilities with respect to any such complaints and, to the Knowledge of the Acquiror, there are no such complaints relating to officers, directors, employees, contractors, or agents of the Acquiror relating to their employment with or service to the Acquiror, that, if known to the public, would bring the Acquiror into material disrepute.

(f) Except as would not result in material liability for the Acquiror, in the past two (2) years the Acquiror has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Acquiror policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

Section 5.18 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

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Article VI

COVENANTS OF THE COMPANY

Section 6.01 Financial Statements; Stockholder Approval; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror, as promptly as reasonably practicable after the date hereof, and in any event by no later than seventy-five (75) days from the Closing, unaudited interim financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders’ equity of the Company on a consolidated basis as of and for the three (3) months ended March 31, 2026, prepared in accordance with GAAP and Regulation S-X, and any other financial statements (other than financial statements of Acquiror or Merger Sub) required to be included in the Proxy Statement in accordance with the rules and regulations of the SEC, including pro forma financial statements. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required.

(b) During the Interim Period, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.01(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(c) Prior to the execution of this Agreement, the Company shall have obtained the requisite approval of the Company Board and its stockholders, by written consent (the “Company Stockholder Approval”), (i) approving the entry by the Company into this Agreement and the consummation of the Transactions, and (ii) approving and authorizing the designation of the individual to serve as the Acquiror’s chief executive officer in accordance with Section 2.05(b).

Article VII

COVENANTS OF ACQUIROR

Section 7.01 Access and Information. From and after the Closing until the Conversion Effective Time (the “Interim Period”), Acquiror will give, and will cause its Representatives to give, the Company, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Acquiror, as the Company or its Representatives may reasonably request regarding Acquiror, and its respective business, assets, liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority under the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Acquiror’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives will conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Acquiror and Acquiror will not be required to provide information it reasonably determines that it cannot provide as a matter of Law, Contract, or protection of attorney-client or similar privilege. No information or knowledge obtained by the Company in any investigation conducted under the access contemplated by this Section 7.01 will affect or be deemed to modify any representation or warranty of Acquiror set forth in this Agreement or otherwise impair the rights and remedies available to the Company.

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Section 7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Corporation shall indemnify and hold harmless each present and former director or officer of the Company, and each present director or officer of Acquiror, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Acquiror, as applicable, would have been permitted under applicable Law, the Company Organizational Documents or Acquiror Organizational Documents and indemnification agreements (or Contracts containing similar indemnification provisions) in effect on the date of this Agreement to indemnify such Person (and advance expenses as incurred in defense of any Action to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Corporation to, for a period of not less than six years from the Effective Time, (i) maintain provisions in its certificate of incorporation, bylaws, other organization documents and indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, concerning the indemnification and exculpation (and provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Acquiror Organizational Documents, and such indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal, terminate or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s and Acquiror’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the Company’s and/or Acquiror’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, provided that (A) in no event shall Acquiror be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by the Company or Acquiror, as applicable, with respect to such current policy (the “Premium Cap”), and (B) if such minimum coverage under any such “tail” policy is or becomes not available at the Premium Cap, then any such tail policy shall contain the maximum coverage available at the Premium Cap; and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) This Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company or any present director or officer of Acquiror without the consent of the affected Person (it being expressly agreed that the covered directors and officers of the Company and the covered directors and officers of the Acquiror shall be third party beneficiaries of this Section 7.02).

Section 7.03 Additional Insurance Matters. The Acquiror shall maintain directors’ and officers’ liability insurance (such insurance to be reasonably acceptable to the Company) that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

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Section 7.04 Conduct of Business.

(a) Unless the Company will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, Acquiror and Operating Sub will (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Acquiror and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of the key employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.04(a) and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Acquiror will not:

(i) amend, waive or otherwise change, in any respect, the Acquiror Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided, however, that the foregoing shall not restrict (A) the grant of awards or the issuance of shares of Acquiror Common Stock pursuant to the 2024 Plan as set forth in Schedule 7.04(b)(ii) of the Acquiror Disclosure Schedules, (B) the issuance of shares of Acquiror Common Stock upon the exercise, vesting or settlement of any awards outstanding under the 2024 Plan as of the date of this Agreement, in each case in accordance with the terms of such plan and the applicable award agreements, or (C) the issuance and sale of shares of Acquiror Common Stock as contemplated by Section 7.08(h);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any benefit plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable Law, under the terms of any benefit plans or in the ordinary course of business consistent with past practice;

(v) make, change, or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Intellectual Property of the Acquiror, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(vii) terminate or waive or assign any right under, any material contract of the Acquiror or enter into any Contract that would be a material contract;

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(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Acquiror’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, Action, claim, proceeding or investigation relating to this Agreement or the Merger and the other contemplated transactions);

(xiii) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities, including terminating or diminishing the title, authority, duties, responsibilities, reporting relationship, or position within the company of its Chief Executive Officer;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(xvi) make capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or $100,000 in the aggregate);

(xvii) authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate other than under the terms of a material contract or benefit plan of the Acquiror;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of Acquiror;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any new employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

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(xxiii) other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of Acquiror, (B) take any Action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Acquiror, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of Acquiror;

(xxiv) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any employee, contractor or director (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); and

(xxvi) take any action that would materially impair the existing relations and goodwill of Acquiror with customers, suppliers, distributors or creditors of Acquiror, or fail to use commercially reasonable efforts to maintain all insurance policies of Acquiror or equivalent substitutes;

(xxvii) use any portion of the proceeds received from the Private Placement Offering contrary to the allocation set forth in Section 7.08(e);

(xxviii) directly or indirectly engage in any capital raising transaction; provided, however, that the foregoing shall not restrict or prohibit (A) any draw or sale as contemplated by Section 7.08(h), or (B) the consummation of the Private Placement Offering as contemplated by Section 7.08(d); or

(xxix) agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

Section 7.05 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Conversion Effective Time, and conditioned upon the occurrence of the Conversion, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be five (5), (b) the individuals set forth on Schedule 7.05 to be elected as members of the Acquiror Board, effective as of the Conversion Effective Time, and (c) the individuals set forth on Schedule 7.05 to be the executive officers of Acquiror, effective as of the Conversion Effective Time. At the Conversion Effective Time, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.05, which indemnification agreements shall continue to be effective following the Conversion Effective Time.

Section 7.06 Reserved.

Section 7.07 Post-Closing Governance of the Surviving Corporations. The members of the Company Board immediately prior to the Effective Time shall continue to serve in their respective capacities with respect to the Surviving Corporation following the Closing. During the Interim Period, the Company Board shall have sole and complete authority and control over the business and affairs of the Surviving Corporation, including but not limited to (a) to manage and direct all operations of the Surviving Corporation, (b) control and access to all bank accounts and other financial accounts of the Surviving Corporation, (c) the authority to approve or disapprove all expenditures, obligations, and other commitments of funds, (d) authorize any hiring, termination, or compensation decisions with respect to personnel, and (e) approve the receipt, use, and disbursement of any and all funds or other assets of the Surviving Corporation.

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Section 7.08 Operating Sub and Financing Allocations.

(a) Simultaneously with or immediately prior to the Closing, the existing business of the Acquiror shall be transferred to and ring-fenced within the Operating Sub, a wholly-owned subsidiary of the Acquiror. Promptly following the Closing, and in any event within five (5) Business Days following the Closing, Acquiror shall cause all of the assets and liabilities of Acquiror existing immediately prior to the Closing that relate to the Operating Business to be transferred to Operating Sub, including (i) all Intellectual Property, know-how, and proprietary information used in or necessary to the Operating Business as of the Closing Date, (ii) all employees of the Acquiror as of the Closing Date, (iii) all operations of the Operating Business, and (iv) all cash and cash equivalents of the Acquiror on hand as of the Closing Date. The Intellectual Property transferred to Operating Sub pursuant to this Section 7.08(a) shall not be licensed, assigned, or otherwise disposed of without the prior written consent of the Operating Sub Representative. For the avoidance of doubt, the Operating Sub shall be delivered free and clear of the Existing Warrants and the Assumed Note, each of which is retained and shall be resolved at the Acquiror (public-company) level and shall not constitute obligations of the Operating Sub. From and after the Closing, the Operating Sub shall not be responsible for, and shall have no liability with respect to, any costs, expenses, liabilities or obligations of the Acquiror or any of its other subsidiaries, except for expenses incurred directly in connection with the operation of the Operating Sub’s own business; and the Acquiror shall not cause or permit the Operating Sub to bear, guaranty, or otherwise become responsible for any liabilities or obligations that are not attributable to the operation of the Operating Business. For the avoidance of doubt, no post-closing expense, cost, liability, or obligation of the Acquiror shall be borne by, charged against, or funded from the Operating Sub or the Subsidiary Contribution (defined below), including, without limitation, expenses incurred by the Acquiror pursuant to Sections 7.11, 7.12, and 8.02. The Chief Executive Officer and President of the Operating Sub shall be Paul V. Goode.

(b) For twelve (12) months following the Closing (the “Post-Closing Period”), the Acquiror shall cause the Operating Business to be preserved and operated in a manner consistent in all material respects with the past practices of the Acquiror prior to the Closing. The Operating Business shall be maintained within the Operating Sub and shall continue to be conducted in the ordinary course of business consistent with past practice. During the Post-Closing Period, except as otherwise expressly consented to by the Operating Sub Representative, the Acquiror shall not, and the Acquiror shall not cause the Operating Sub to:

(i) Amend or propose to amend Operating Sub’s certificate of incorporation, bylaws, or similar organizational documents;

(ii) split, combine, reclassify, or otherwise alter the Operating Sub’s outstanding capital stock, equity interests, voting securities, or issue or authorize any securities in substitution thereof;

(iii) issue, sell, pledge, dispose of, or encumber any shares of the Operating Sub’s capital stock, securities convertible into such stock, or any options, warrants, calls, or rights to acquire shares;

(iv) sell, lease, license, transfer, mortgage, pledge, or otherwise dispose of or encumber any material assets or properties of the Operating Sub;

(v) discontinue any material business lines of the Operating Business;

(vi) enter into, amend, modify, terminate, or waive rights under any material contract, lease, or agreement;

(vii) dispose of, fail to maintain, or grant licenses to any intellectual property rights, or subject any assets to new liens or encumbrances;

(viii) engage in or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction involving the Operating Sub;

(ix) acquire by merger, consolidation, or purchase any business, entity or substantial assets thereof;

(x) enter into any collective bargaining agreement, labor union contract, or similar;

(xi) commence, settle, or compromise any material litigation, claims, or legal proceedings, or waive/release material rights;

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(xii) terminate the employment of any employee of Acquiror, as of the Closing Date (except for cause (as defined in the applicable employment agreement or Operating Sub’s policies));

(xiii) reduce in force, layoff or make any material changes to any compensation or benefits plans;

(xiv) make, change, or revoke any tax election;

(xv) settle or compromise any tax liability;

(xvi) extend or waive any limitations periods for tax assessments; or

(xvii) fail to maintain in full force all material insurance policies covering the Operating Sub.

(c) The board of directors of Operating Sub shall, at all times until the end of the Post-Closing Period, consist solely of the individuals serving as directors of Acquiror immediately prior to the Closing, unless otherwise agreed in writing by the Operating Sub Representative.

(d) The Company shall consummate a private placement offering in an aggregate amount of up to $30,000,000.00 (the “Private Placement Offering”). The Company shall have received gross proceeds of no less than $10,000,000.00 at an initial closing to occur within 15 days after the Closing (the “PIPE Initial Closing”).

(e) An aggregate of $7,000,000.00 shall be deposited into an account designated by the Operating Sub and released to the Operating Sub as follows: (the “Subsidiary Contribution”):

(i). $500,000 on Closing;

(ii) $1,500,000 concurrently with the PIPE Initial Closing;

(ii) $1,500,000 upon the earliest to occur of: (A) the Acquiror’s receipt of notice or a decision from Nasdaq (including the Nasdaq Hearings Panel) confirming satisfaction of the Nasdaq Continued Listing Requirements, or granting a grace period, exception, or compliance period with respect thereto; (B) the official closing price of the Acquiror Common Stock on Nasdaq exceeding $1.25 per share for three (3) consecutive Trading Days; or (C) August 30, 2026; in each case, within two (2) Business Days following the date of such triggering event. Notwithstanding the foregoing, if such triggering event occurs prior to the Closing Date, such amount shall instead be released concurrently with the Closing;

(iii) $2,000,000 simultaneously with (or promptly following) the filing by the Acquiror of the preliminary Proxy Statement (defined below) with the SEC pursuant to Section 8.02(a), and in any event within two (2) Business Days thereafter; and

(iv) $1,500,000 simultaneously with (or promptly following) the Conversion Effective Time, and in any event within two (2) Business Days thereafter.

If another financing event occurs prior to the PIPE Initial Closing, it will take the place of the PIPE for purposes hereof. The Subsidiary Contribution shall not be reduced by, netted against, or satisfied with any existing cash of the Acquiror or the Operating Sub, and, except as set forth above, shall not be subject to any offset, holdback, or reduction for any other obligations of the Acquiror or any other Person (and, for the avoidance of doubt, shall not be subject to any post-Closing expense, cost, liability, or obligation of the Acquiror as further provided in Section 7.08(a)). In addition to the Subsidiary Contribution, the Operating Sub shall retain all cash and cash equivalents on the balance sheet of the Acquiror as of the Closing Date (as transferred pursuant to Section 7.08(a)), which retained cash shall be in addition to, and without any reduction of, the Subsidiary Contribution.

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(f) In connection with the Closing, the Company shall assume all obligations and liabilities of the Acquiror under that certain promissory note dated September 12, 2025 (the “Assumed Note”), and from and after the Closing, the Company shall be solely responsible for the payment and performance of all obligations arising under the Assumed Note. Acquiror shall use reasonable best efforts to obtain any consents required from the holder of the Assumed Note in connection with such assumption, including by promptly preparing and delivering to the holder all documents and information reasonably requested by the holder in connection with such consent and keeping the Company reasonably informed of the status of such efforts. Notwithstanding any failure to obtain such consent, (i) the Company’s obligation to assume, pay, perform and discharge all obligations under the Assumed Note shall remain in full force and effect as between the parties, (ii) the Company shall indemnify, defend and hold harmless Acquiror and its Affiliates, officers, directors and Representatives from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to the Assumed Note from and after the Closing, and (iii) the Company shall promptly reimburse Acquiror for any payment Acquiror is required to make under the Assumed Note as a result of the failure to obtain such consent. The obligations of the Company under this Section 7.08(f) are absolute and unconditional and shall not be affected by any failure to obtain the consent of the holder of the Assumed Note.

(g) Reserved.

(h) For so long as the Operating Sub remains a wholly-owned subsidiary of the Acquiror, Acquiror shall cause fifty percent (50%) of the net proceeds received by the Acquiror from the following sources to be allocated and promptly transferred to the Operating Sub, in each case only to the extent funds are legally available for such purpose: (i) any draw under any ELOC of the Acquiror, whether existing as of the Closing or entered into thereafter; and (ii) any sale of shares of Acquiror Common Stock pursuant to any ATM Facility of the Acquiror, whether existing as of the Closing or established thereafter. Notwithstanding the foregoing or anything herein to the contrary, until the later of the time when (i) the Operating Sub receives the $1,500,000 from the Initial PIPE Closing or (ii) at least fifty percent (50%) of the net proceeds are legally available for distribution, the Operating Sub will receive 100% of the net proceeds of such sales, to the extent legally available. For purposes of this Section 7.08(h), “net proceeds” means gross proceeds actually received by the Acquiror less any costs and expenses directly attributable to such draw or sale, including, without limitation, sales commissions, placement agent fees, and other customary offering expenses under the applicable facility agreement but does not include mandatory debt payments which may be legally required. Each such allocation shall be made within five (5) Business Days of the Acquiror’s receipt of the applicable proceeds and shall not be subject to any offset or reduction for any other obligations of the Acquiror. If any draw or sale described in clauses (i) or (ii) above is initiated or completed at a time when the Operating Sub is wholly owned by the Acquiror, the full fifty percent (50%) allocation of net proceeds therefrom shall be contributed to the Operating Sub, subject to the legal availability of funds for such contribution, and shall not be reduced or withheld by reason of any subsequent cessation of wholly-owned status, whether or not the transfer of proceeds has been completed at the time of such cessation. Notwithstanding the foregoing, this Section 7.08(h) shall terminate with respect to any draw or sale initiated after the Operating Sub ceases to be a wholly-owned subsidiary of the Acquiror; provided, however, that the Acquiror shall not, directly or indirectly, transfer, issue, dilute, or otherwise dispose of any equity interest in the Operating Sub, or take or permit any other action, with the intent or primary purpose of causing the Operating Sub to cease to be a wholly-owned subsidiary in order to avoid or limit its allocation obligations under this Section 7.08(h), and any such transfer or action undertaken with such intent shall be deemed void and of no effect for purposes of terminating such obligations.

(i) The parties have appointed Paul V. Goode as the Operating Sub Representative, who shall have the right to monitor the Acquiror’s compliance with its obligations in this Section 7.08. Following the Closing, the Operating Sub Representative shall be entitled to receive regular updates from the Acquiror’s management and Operating Sub’s management, including quarterly reports on operations, financing allocations, and material developments.

(j) During the Post-Closing Period, the management of the Operating Sub shall cause the Operating Business to be operated in a manner consistent in all material respects with the past practices of the Acquiror prior to the Closing.

(k) Acquiror grants an irrevocable proxy to the Operating Sub Representative in connection with voting the shares of Operating Sub owned by Acquiror to be effective upon the Closing.

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(l) During the Post-Closing Period, the Acquiror shall not, directly or indirectly, (i) sell, transfer, assign, convey, pledge, hypothecate, encumber, or otherwise dispose of any shares of capital stock or other equity interests of the Operating Sub held by the Acquiror, (ii) enter into any agreement, arrangement, or understanding (whether written or oral) to do any of the foregoing, or (iii) direct, instruct, compel, or otherwise cause the Operating Sub to authorize, approve, or issue any new shares of capital stock or other equity interests, including by (A) exercising or purporting to exercise its rights as sole stockholder of the Operating Sub to vote in favor of, or to consent to, any such issuance, (B) directing or instructing the board of directors or officers of the Operating Sub to approve or effectuate any such issuance, or (C) entering into any agreement, arrangement, or understanding (whether written or oral) pursuant to which any such issuance would be required or contemplated, in each case of (i) through (iii) without the prior written consent of the Operating Sub Representative (which consent may be withheld in the Operating Sub Representative’s sole discretion). Any purported transfer, issuance, vote, or consent in violation of this Section 7.08(l) shall be null and void ab initio. For the avoidance of doubt, the restrictions in this Section 7.08(l) are in addition to, and not in limitation of, the restrictions set forth in Section 7.08(b)(ii), Section 7.08(b)(iii) and the anti-avoidance provisions of Section 7.08(h).

(m) During the Interim Period, the Acquiror shall have customary information and reporting rights with respect to the Operating Sub, including the right to receive quarterly unaudited and annual financial statements of the Operating Sub and to inspect its books and records upon reasonable prior written notice, in each case for informational and monitoring purposes only and without any right to control, direct, or manage the operations or management of the Operating Sub.

The covenants in this Section 7.08 shall be binding on Acquiror and its successors and shall survive the Closing. In the event of a breach of this Section 7.08, the Operating Sub Representative shall have the right to seek specific performance, injunctive relief, or other equitable remedies, and shall have standing to bring legal action in any court of competent jurisdiction to enforce the obligations set forth herein. The parties expressly agree that the Operating Sub Representative shall be a third-party beneficiary of this Section 7.08 with full enforcement rights.

Section 7.09 Nasdaq Listing Maintenance. During the Interim Period and until the Conversion Effective Time, Acquiror shall use its reasonable best efforts to maintain compliance with all applicable continued listing requirements of Nasdaq (including all minimum bid price, minimum market value, and corporate governance requirements). Acquiror shall promptly notify the Company in writing upon receipt of any notice from Nasdaq regarding any actual or potential non-compliance with the Nasdaq listing requirements or any threat of delisting. In the event Acquiror receives any such notice, Acquiror shall use its reasonable best efforts to cure any such non-compliance within any applicable cure or grace period provided by Nasdaq.

Section 7.10 Nasdaq Listing Application. Prior to the Conversion, Acquiror shall obtain conditional approval of its listing application from Nasdaq in connection with the Transactions, including any required new listing application due to a change in control (as contemplated in Nasdaq Listing Rule 5110(a)) (the “Trading Market Approval”). Immediately prior to the Conversion, Acquiror shall satisfy all applicable continuing listing requirements of Nasdaq (or be granted a grace period therefrom), shall not have received any notice of non-compliance, and the Acquiror Common Stock, including the Merger Consideration, shall have been approved for listing on Nasdaq.

Section 7.11 Registration Statement. As promptly as reasonably practicable following the Closing (and in any event within sixty (60) days thereafter), Acquiror shall prepare and file with the SEC a registration statement on Form S-3 (or, if Form S-3 is not then available to the Acquiror, on Form S-1) under the Securities Act to register the Merger Consideration for resale by the holders thereof (including any shares of Acquiror Common Stock issued upon conversion of the Acquiror Preferred Stock) (the “Resale Registration Statement”). Acquiror shall use its reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing. Acquiror shall use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) the date on which all shares of Merger Consideration registered thereunder have been sold or (ii) the date on which all such shares may be sold without restriction under Rule 144 under the Securities Act (including without any volume or manner-of-sale limitations). Acquiror shall bear all expenses incurred in connection with the preparation, filing and maintenance of the Resale Registration Statement (other than underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares by individual holders). If at any time after the Resale Registration Statement has been declared effective, the Acquiror receives notice from the SEC or otherwise determines that the Resale Registration Statement contains an untrue statement of a material fact or omits a material fact, Acquiror shall use its reasonable best efforts to file an amendment or supplement to the Resale Registration Statement as promptly as reasonably practicable to correct such misstatement or omission.

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Section 7.12 Efforts to Obtain Acquiror Stockholder Approvals and Nasdaq Approvals; Conversion Deadline. Acquiror shall use its reasonable best efforts to (i) obtain the Acquiror Stockholder Approvals, including the approval of the Issuance Proposal, and (ii) obtain the Trading Market Approval, in each case as promptly as reasonably practicable following the Closing and in any event no later than ninety (90) days following the filing of the Definitive Proxy Statement with the SEC (such date, as may be extended pursuant to this Section 7.12(a), the “Conversion Deadline”). If the Acquiror Stockholder Approvals or Trading Market Approval are not obtained by the Conversion Deadline, Acquiror may extend the Conversion Deadline by up to two (2) additional periods of thirty (30) days each (for a maximum of sixty (60) additional days) by delivering written notice to the Company prior to the then-applicable Conversion Deadline, provided that Acquiror is continuing to use its reasonable best efforts to obtain such approvals and is not otherwise in breach of its covenants and obligations under this Agreement. Promptly following the Closing, Acquiror shall engage a nationally recognized proxy solicitation firm reasonably acceptable to the Company to assist in soliciting proxies from the Acquiror’s stockholders for the Acquiror Stockholder Approvals.

Article VIII

JOINT COVENANTS

Section 8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company as specified in Schedule 8.01, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Articles VI, VII and VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

Section 8.02 Preparation of the Proxy Statement.

(a) As promptly as reasonably practicable after the date hereof, the Acquiror shall prepare and file with the SEC a preliminary proxy statement on Schedule 14A under the Exchange Act in connection with the solicitation of proxies from the Acquiror Stockholders for the approval of the Proposals at a duly noticed meeting of Acquiror Stockholders (as amended or supplemented from time to time, the “Proxy Statement”). The Acquiror shall use its reasonable best efforts to (i) respond to any comments of the SEC with respect to the preliminary Proxy Statement as promptly as reasonably practicable, (ii) cause the definitive Proxy Statement (the “Definitive Proxy Statement”) to be filed with the SEC as promptly as reasonably practicable following the resolution of any such SEC comments or, if no comments are received, following the expiration of the applicable SEC review period, and (iii) cause the Definitive Proxy Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, including Rules 14a-3 and 14a-16 under the Exchange Act.

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(b)  The Acquiror shall provide the Company with a draft of the Proxy Statement (and any amendment or supplement thereto) prior to filing with the SEC and shall consider in good faith any comments of the Company thereon. The Company shall provide the Acquiror with all information concerning the Company and its Affiliates as may be reasonably requested by the Acquiror and is customarily included in a proxy statement relating to a transaction of the type contemplated by this Agreement. The Company shall promptly correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent that, in the absence of such correction, the Proxy Statement would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Acquiror shall disseminate such correction to the stockholders of the Acquiror in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Acquiror shall notify the Company promptly in writing upon receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, and shall promptly supply the Company with copies of all such comments, requests, and any other written correspondence between the Acquiror or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c) The Acquiror shall, as promptly as reasonably practicable following the filing of the Definitive Proxy Statement, duly call, give notice of, convene and hold a meeting of the Acquiror Stockholders for the purpose of obtaining the Acquiror Stockholder Approvals (the “Acquiror Stockholder Meeting”). The Acquiror shall use its reasonable best efforts to cause the Acquiror Stockholder Meeting to occur as promptly as reasonably practicable after the Definitive Proxy Statement is filed. The Proxy Statement shall include the recommendation of the Acquiror Board that the Acquiror Stockholders vote in favor of each of the Proposals (the “Board Recommendation”), and the Acquiror Board shall not withdraw, modify, qualify or otherwise change the Board Recommendation in a manner adverse to the Company without the prior written consent of the Company. If the Acquiror, Merger Sub or any of their respective Affiliates is required to file any other document with the SEC in connection with this Agreement or the Transactions, Acquiror shall provide the Company with a reasonable opportunity to review and propose comments on any such document, which Acquiror shall consider in good faith.

Section 8.03 Tax Matters.

(a) Transfer Taxes. Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne equally (i.e. 50/50) by the Company, on the one hand, and Acquiror, on the other hand. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. The parties intend that, for United States federal income tax purposes, subject to the last sentence of this Section 8.03(b), the Merger shall be treated as a sale of the Existing Company Common Stock by each holder of such shares of common stock in exchange for Acquiror Common Stock and Acquiror Preferred Stock (collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment and, following the Closing, the parties hereto shall not, and shall not permit or cause their respective controlled Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. The parties agree, that, at the option of the Acquiror, elections under Section 338(g) of the Code (and any analogous applicable state, local or non-U.S. election) may be made with respect to the purchase by Acquiror of the Existing Company Common Stock or, alternatively, elections pursuant to U.S. Treasury Regulation Section 301.7701-3(c) may be made effective prior to the Closing Date to treat the Company as an entity that is not classified as an association for U.S. federal income tax purposes.

Section 8.04 Confidentiality; Publicity.

(a) Each party agrees that it will, and will cause its respective Affiliates and Representatives to, hold in strict confidence and agrees that it will not, and will cause its respective Affiliates and Representatives not to disclose or use any Confidential Information. If a party is requested or required pursuant to written or oral questions or requests for information or documents in any litigation, Governmental Order, interrogatory, civil investigation, demand or other similar process to disclose any Confidential Information, then such party will notify the other promptly of the request or requirement so that the non-requesting party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.04(a). If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such party may disclose the Confidential Information to the Governmental Authority; provided, however, that such party shall use its reasonable best efforts to obtain, at the request of the other, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the non-requesting party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a party.

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(b) The initial Press Release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company (the “Press Release”). Promptly after the issuance of the Press Release, Acquiror shall file a current report on Form 8-K (the “Form 8-K”) with the Press Release and a description of this Agreement as required by applicable Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Form 8-K in any event no later than the third (3rd) Business Day after the execution of this Agreement). In connection with the preparation of the Press Release, the Form 8-K, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.04(b) shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.04(b).

Section 8.05 Notification of Certain Matters. During the Interim Period, each party will give prompt notice to the other parties if such party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (d) becomes aware of the commencement or threat, in writing, of any Action against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice will constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 8.06 Post-Closing Cooperation. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

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Article IX

MISCELLANEOUS

Section 9.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub to:

Glucotrack, Inc.

301 Rte. 17 North, Ste. 800

Rutherford, NJ 07070

Attn: Paul V. Goode

E-mail: pvgoode@glucotrack.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

Attn: David Mannheim

E-mail: david.mannheim@nelsonmullins.com

(b) If to the Company to:

Lokahi Therapeutics, Inc.

3366 N. Torrey Pines Court, Suite 140

La Jolla, CA 92037

Attn: Erik Emerson

E-mail: erik@lokahithera.com

with copies (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Attn: Joseph M. Lucosky; Eric Mendelson

E-mail: jlucosky@lucbro.com; emendelson@lucbro.com

or to such other address or addresses as the parties may from time to time designate in writing.

Section 9.02 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 9.02 shall be null and void, ab initio.

Section 9.03 Rights of Third Parties. Except as otherwise provided in Section 7.02, Section 7.08(b) and Section 9.14, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Acquiror and Merger Sub under this Agreement, and for the benefit of Acquiror and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.04 Expenses. Except as otherwise provided herein (including Section 8.03(a) and this Section 9.04), each party hereto shall bear its own Transaction Expenses in connection with this Agreement and the Transactions, including all fees and expenses of legal counsel, investment banks, brokers, finders and other representatives. In addition, except as otherwise provided herein, each party shall be solely responsible for any and all expenses, liability, and obligations arising from or relating to its own operations prior to the Closing, including but not limited to, tax liabilities, payroll, employee benefits, severance, accrued compensation, and any other employment-related liabilities.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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Section 9.06 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 9.07 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 9.08 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement.

Section 9.09 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the equityholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to enter into an amendment to this Agreement pursuant to this Section 9.09.

Section 9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 9.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in any state or federal court located in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 9.11.

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Section 9.12 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such injunction.

Section 9.13 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 9.14 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Effective Time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX.

Section 9.15 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by each of Acquiror and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by each of Acquiror and Merger Sub.

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IN WITNESS WHEREOF, Acquiror, Merger Sub, Operating Sub, Operating Sub Representative, and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GLUCOTRACK, INC.

By:	/s/ Paul V. Goode
Name:	Paul V. Goode
Title:	Chief Executive Officer

GLUCOTRACK MERGER SUB, INC.

By:	/s/ Paul V. Goode
Name:	Paul V. Goode
Title:	Chief Executive Officer

Lokahi Therapeutics, INC.

By:	/s/ Paul V. Goode
Name:	Erik Emerson
Title:	Chief Executive Officer

GLUCOTRACK TECHNOLOGIES INC.

By:	/s/ Paul V. Goode
Name:	Paul V. Goode
Title:	Chief Executive Officer

PAUL V. GOODE, AS OPERATING SUB REPRESENTATIVE

By:	/s/ Paul V. Goode
Name:	Paul V. Goode

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Designation